Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of December 2, 2008, by and between Burlington Coat Factory Warehouse Corporation, a Delaware corporation (the “Company”), Burlington Coat Factory Holdings, Inc., a Delaware corporation (“Parent”), and Thomas Kingsbury (“Executive”).

WHEREAS, the Company desires to employ Executive during the Employment Period, and Executive is willing to accept employment with the Company, on the terms and conditions set forth herein; and

WHEREAS, the agreements of Executive in Sections 5, 6 and 7 are material inducements to enter into this Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.  In this Agreement:

“Accounting Firm” has the meaning given to that term in Section 22(b).

“Agreement” has the meaning set forth in the preamble above.

“Arbitrator” has the meaning given to that term in Section 21(d).

“Base Salary” has the meaning given to that term in Section 3(a).

“Board” means the Board of Directors of the Company.

“Cause” means Executive (i) is convicted of a felony or other crime involving dishonesty towards the Company or any of its Subsidiaries or material misuse of property of the Company or any of its Subsidiaries; (ii) engages in willful misconduct or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers or an intentional act of dishonesty or disloyalty in the course of Executive’s employment; (iii) refuses to perform Executive’s material obligations under this Agreement (except in connection with a Disability) as reasonably directed by the Board or the Company’s chief executive officer, which failure is not cured within 15 days after written notice thereof to Executive; (iv) misappropriates one or more of the Company’s or any of its Subsidiaries material assets or business opportunities; or (v) breaches Sections 5, 6 or 7 hereof which breach, if capable of being cured, is not cured within 10 days of written notice thereof has been delivered to Executive.  In each such case (other than clause (i)), such notice shall specifically describe the condition giving rise to “Cause.” The Company may allow Executive an extension of time to cure a breach if the Board, in its sole discretion, determines that such extension is appropriate under the circumstances.

“Code” has the meaning given to that term in Section 4(g).

“Company” has the meaning set forth in the preamble above, together with its Subsidiaries and affiliates and includes all predecessor entities.

“Competing Business” has the meaning given to that term in Section 7(a).

“Confidential Information” has the meaning given to that term in Section 5(a).

“Court” has the meaning given to that term in Section 8(b).

“Current Home” has the meaning given to that term in Section 3(i).

“Disability” means Executive’s inability to perform the essential duties, responsibilities and functions of Executive’s position with the Company and its Subsidiaries for a continuous period of 180 days as a result of any mental or physical disability or incapacity, as determined under the definition of disability in the Company’s long-term disability plan so as to qualify Executive for benefits under the terms of that plan or as determined by an independent physician to the extent no such plan is then in effect.  Executive shall cooperate in all respects with the Company if a question arises as to whether Executive has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with the Company).

“Employment Period” means the period commencing on the date hereof and ending on the date set forth in Section 4(a).

“Equity Award Agreements” means, (i) that certain Restricted Stock Grant Agreement, dated as of the date hereof, by and between Executive and Parent, and (ii) that certain Non-Qualified Stock Option Agreement, dated as of the date hereof, by and between Executive and Parent.

“Excise Tax” has the meaning given to that term in Section 22(a).

“Executive” has the meaning set forth in the preamble above.

“Executive Dispute Notice” has the meaning given to that term in Section 21(b).

“Final Determination” has the meaning given to that term in Section 21(d).

“Good Reason” means the occurrence of any of the following events without the written consent of Executive: (i) a material diminution of Executive’s duties or the assignment to Executive of duties that are inconsistent in any substantial respect with the position, authority or responsibilities associated with Executive’s position as set forth pursuant to Section 2(b), other than any such authorities, duties or responsibilities assigned at any time which are by their nature, or which are identified at the time of assignment, as being temporary or short-term; (ii) the Company’s requiring Executive to be based at a location which is fifty (50) or more miles from Executive’s principal office location on the date hereof; or (iii) a material breach by the Company of its obligations pursuant to this Agreement (including, without limitation, its obligations pursuant to Section 3) (which such breach goes uncured after notice and a reasonable opportunity to cure); provided, however, no condition enumerated in the preceding shall be deemed to be “Good Reason” unless within thirty (30) days of Executive’s knowledge of the initial existence of such condition, Executive shall have given the Company written notice thereof specifically describing the condition giving rise to “Good Reason” and allowing the Company a period of thirty (30) days from the date of receipt of the notice to remedy such condition.  Notwithstanding the foregoing, in no event will a condition give rise to “Good Reason” hereunder unless at any time during the period commencing ten (10) days after the expiration of the period provided in the Executive’s notice for the Company to remedy said condition (which condition remains unremedied) and ending one hundred and eighty (180) days after Executive’s knowledge of the initial existence of said condition (but in all events within two (2) years after the initial existence of said condition), Executive shall have actually terminated his employment with the Company by giving written notice of resignation for failure of the Company to remedy such condition.

“Gross-Up Payment” has the meaning given to that term in Section 22(a).

“Housing Allowance” has the meaning given to that term in Section 3(i).

“Initial Public Offering” shall have the meaning given to such term in the Stockholders Agreement.

“New Home” has the meaning given to that term in Section 3(i).

“Non-Compete Period” has the meaning given to that term in Section 7(a).

“Parent” has the meaning set forth in the preamble above.

“Parent Valuation Notice” has the meaning given to that term in Section 21(b).

“Payment” has the meaning given to that term in Section 22(a).

“Prior Employer” has the meaning given to that term in Section 9(c).

“Prior Employer Claims” has the meaning given to that term in Section 9(c).

“Stockholders Agreement” has the meaning given to that term in Section 21(a).

“Subsidiaries” means any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

“Target Bonus” has the meaning given to that term in Section 3(b).

“Termination Year” means the calendar year in which the Employment Period is terminated.

“Underpayment” has the meaning given to that term in Section 22(b).

“Work Product” has the meaning given to that term in Section 6.

2. Employment, Position and Duties.

(a) The Company shall employ Executive and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the Employment Period.

(b) During the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company and of Parent and shall perform the normal duties, responsibilities and functions of a President and Chief Executive Officer of a company of a similar size and type and shall have such power and authority as shall reasonably be required to enable Executive to perform Executive’s duties hereunder, subject to the power and authority of the Board to expand or limit such duties, responsibilities, functions, power and authority and to overrule actions of officers of the Company in a manner consistent with the traditional responsibilities of such office.  During the Employment Period, Executive shall serve as a member of the Board and of the Board of Directors of Parent (“Parent Board”).

(c) During the Employment Period, Executive shall (i) render such administrative, financial and other executive and managerial services to the Company and its Subsidiaries which are consistent with Executive’s position as the Board may from time to time direct, (ii) report to the Board and devote Executive’s best efforts and Executive’s full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries and (iii) submit to the Board all business, commercial and investment opportunities presented to Executive or of which Executive becomes aware which relate to the business of the Company and its Subsidiaries, and unless approved by the Board in writing, Executive shall not pursue, directly or indirectly, any such opportunities on Executive’s own behalf.  Executive shall also perform the foregoing duties and functions as President and Chief Executive Officer of Parent, as applicable, as the Parent Board shall direct, and in such capacity shall report to the Parent Board.  Executive shall perform Executive’s duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of Executive’s abilities in a diligent, trustworthy and professional manner.

3. Compensation and Benefits.

(a) During the Employment Period, Executive’s base salary shall be a minimum of $850,000 per annum (as increased or decreased in accordance with this Agreement from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time).  Executive’s Base Salary will be subject to annual review and increase (but not decrease) by the Board during the Employment Period.  Any such increased Base Salary shall be Executive’s “Base Salary” for all purposes thereafter under this Agreement.

(b) Executive shall be entitled to participate in the Company’s Senior Management Bonus Plan approved by the Board or a committee thereof, as in effect from time to time, with a target annual bonus of one hundred percent (100%) of Executive’s Base Salary (“Target Bonus”) or such greater amount as the Board in its sole discretion may from time to time determine.  Any bonus earned by Executive for the portion of the fiscal year ending on May 30, 2009 shall be pro rated based on the number of days worked by Executive for the Company in such fiscal year.

(c) The Board, or a committee or appointee thereof, during the term of this Agreement, shall review annually, or at more frequent intervals which the Board determines is appropriate, Executive’s compensation and may award Executive compensation as the Board deems appropriate in its sole discretion; provided, however, that Executive’s Base Salary shall not be reduced pursuant to any such review or otherwise.

(d) Executive shall be entitled to twenty (20) days of paid vacation each calendar year in accordance with the Company’s policies, which if not taken in any year may not be carried forward to any subsequent calendar year and no compensation shall be payable in lieu thereof.  Such vacation will accrue as of January 1 of each year, except that if Executive’s employment commences after January 31 of any calendar year, Executive shall accrue twenty (20) days of paid vacation pro rated for the number of full calendar months remaining in the calendar year in which the Employment Period commences.

(e) During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties, responsibilities and functions under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(f) The Company shall provide Executive with the use of an automobile which has an original purchase price not in excess of $50,000.  Such automobile shall be replaced with a new model of comparable make and model from time to time in accordance with Company policy then in effect, but at least every three (3) years.  The Company shall be responsible for all costs and expenses incurred in operation, maintenance, insurance and repair of such automobile.

(g) In addition to participation in the Senior Management Bonus Plan and the awards to Executive under the Equity Award Agreements, Executive shall be entitled to participate, on the same basis as other executives of comparable level in the Company, in any compensation, bonus, incentive, award, deferred compensation, pension, retirement, stock award, stock option or other benefit, plan or arrangement of the Company (including, without limitation, any plan sponsored by the entity owning or controlling the Company, or any affiliate of such entity) now existing or hereafter adopted, all upon terms at least as favorable as those enjoyed by other salaried employees of comparable level of the Company; provided, however, the Company may restrict or exclude Executive’s participation in any such plan, or the benefits thereunder, on such terms and conditions as the Company shall in its sole discretion determine, if at any time Executive shall be working fewer than five days a week or on other part-time basis during regular business days.  Executive also shall be entitled to hospital, health, disability, medical and life insurance, and any other benefits enjoyed, from time to time, by other salaried employees of the Company of comparable level, all upon terms as favorable as those enjoyed by other salaried employees of comparable level of the Company.  Notwithstanding anything in this Section 3(g) to the contrary, if the Company adopts any change in the benefits provided for other salaried employees of the Company of comparable level, and such policy is uniformly applied to all such employees of the Company (and any successor or acquirer of the Company, if any), then no such change shall be deemed a breach by the Company of this Section 3(g).

(h) Executive will be indemnified and defended for acts performed (or omissions made) in Executive’s capacity as an officer or director of the Company to the fullest extent specified in the Company’s certificate of incorporation and bylaws and as permitted under Delaware law.  During Executive’s employment and membership on the Board and the Parent Board and for not less than six (6) years following the latest termination thereof, the Company or Parent (or both), as the case may be, shall insure Executive under a contract of directors and officers liability insurance to the same extent as members of the Board or the Parent Board, as applicable, are so insured.

(i) As soon as reasonably practicable (but not later than thirty (30) days) following the date on which Executive commences employment with the Company, the Company will make a one-time payment to Executive in an aggregate amount of $300,000 in order for Executive to pay certain expenses he may incur in connection with his relocation from Oconomowoc, Wisconsin (the “Current Home”) to a non-temporary residence within reasonable commuting distance from the Company’s principal offices in Burlington, New Jersey (the “New Home”).  Such payment shall be subject to all customary withholding, payroll and other taxes and shall not, for the avoidance of doubt, be grossed up for any such taxes.  In addition, for the period from the date hereof to the earlier of (x) six (6) months after the date hereof, and (y) the time Executive sells his Current Home and relocates to a New Home, the Company will reimburse to the Executive reasonable temporary housing accommodations for Executive and his family (not to exceed $3,000.00 per month) (the “Housing Allowance”).  Executive acknowledges that he will be solely responsible for the excess of the amount of Executive’s actual cost of housing accommodations over $3,000.00 per month.  The Company shall also reimburse Executive for any applicable federal and state income taxes paid by Executive resulting from the inclusion in his taxable income of the Housing Allowance, including all such taxes imposed on such reimbursement (grossed up), payable to Executive at the same time that Executive files his federal and state income tax returns for the year in which reimbursed amounts are included in Executive’s taxable income and based on the highest marginal state and federal income tax rates for such year.  The Company shall also reimburse Executive for any applicable federal and state employment taxes paid by Executive resulting from the inclusion in his taxable wages of the Housing Allowance, including all such taxes imposed on such reimbursement (grossed up), payable to Executive at the same time as the employment taxes are due to be withheld from Executive.  Executive agrees to provide to the Company documentation showing that the reimbursed amounts are taxable at such rates for the year in question.  The obligation of the Company to provide reimbursement for Executive’s federal tax liability will be adjusted to take into account the federal tax benefit, if any, of state income taxes applicable to the inclusion in taxable income of the amount of such amounts paid or reimbursed, regardless of the year in which such federal tax benefit is realized by Executive.

(j) For the period from the date hereof to the time Executive shall become eligible for participation in the Company’s health and medical plans, the Company shall reimburse Executive for the excess of the costs paid by Executive to his former employer for the purchase of continuation of health benefits under the Consolidated Omnibus Budget Reconciliation Act as administered by such company over the Executive’s current contributions to such plans.

(k) Notwithstanding anything herein to the contrary, in the event Executive’s employment with the Company is terminated either voluntarily by Executive (other than for Good Reason or due to his Disability) or for Cause by the Company within eighteen (18) months after the commencement of Executive’s employment, Executive shall immediately repay to the Company the after-tax amount of the $300,000 one-time relocation payment and the pre-tax amount of the Housing Allowance and tax gross-up paid on Executive’s behalf by the Company or reimbursed to Executive by the Company pursuant to Section 3(i) above.

4. Termination and Payment Terms.

(a) The Employment Period shall commence on the date hereof and shall terminate, (i) immediately upon Executive’s resignation, death or Disability, or (ii) by resolution of the Board, with or without Cause, at any time.  Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive.

(b) If the Employment Period is terminated:

(i) by resolution of the Board (other than for Cause) or by Executive resigning for Good Reason, Executive shall be entitled to receive (1) all previously earned and accrued but unpaid Base Salary and vacation and unpaid business expenses up to the date of such termination, (2) any unpaid bonus (if any) earned by Executive for the fiscal year prior to the Termination Year, but then unpaid, and any other amounts owed under Section 3(i) or Section 23, (3) the pro rata portion of Executive’s Target Bonus (pursuant to Section 3(b) hereof) during the Termination Year, to the extent targets thereunder are achieved for such year, after such termination or expiration, pro rated based on the number of days of the Termination Year or the Expiration Year, as applicable, prior to the date of termination, which payment shall be made when the bonus payments for such Termination Year are otherwise due; (4) severance pay in the full amount of Base Salary at the time of termination from the date of termination through the period ending on the second (2nd) anniversary of the date of termination; and (5) full continuation of Executive’s hospital, health, disability, medical and life insurance benefits during the two (2) year severance period (to the extent any of those benefits cannot be provided by Company during the two (2) year severance period, the Company will provide Executive with a sum of money calculated to permit Executive to obtain the same benefits individually, grossed up for tax purposes so that Executive remains whole); or

(ii) for any other reason, including as a result of Executive’s death, Disability, voluntary resignation for other than Good Reason or by resolution of the Board for Cause, Executive’s sole entitlement shall be to receive all previously earned and accrued but unpaid Base Salary, vacation and unpaid business expenses up to the date of such termination and Executive shall not be entitled to any further Base Salary, bonus payments or benefits for that year or any future year, except as required by law, or to any other severance compensation of any kind.

(c) Executive agrees that: (i) Executive shall be entitled to the payments and services provided for in Sections 4(b)(i)(3), 4(b)(i)(4), and 4(b)(i)(5), if any, if and only if Executive has executed and delivered the Release attached as Exhibit A and seven (7) days have elapsed since such execution without any revocation thereof by Executive and Executive has not breached as of the date of termination of the Employment Period the provisions of Sections 5, 6 and 7 hereof and does not breach such sections or such covenants at any time during the period for which such payments or services are to be made; and (ii) the Company’s obligation to make such payments and services will terminate upon the occurrence of any such breach during such period.  Executive shall not have any obligation to mitigate the amounts payable to him pursuant to Sections 4(b)(i)(3), 4(b)(i)(4), or 4(b)(i)(5) by seeking or accepting alternative employment; provided, that Executive’s rights to receive the benefits provided for in Section 4(b)(i)(5) shall cease at such time as he is eligible to be covered under the hospital, health, disability, medical or life insurance benefits, as apply, of any subsequent employer.

(d) Except as stated above, any payments pursuant to Section 4(b) shall be paid by the Company in regular installments in accordance with the Company’s general payroll practices, and following such payments the Company shall have no further obligation to Executive pursuant to this Section 4 except as provided by law.  All amounts payable to Executive as compensation hereunder shall be subject to all customary withholding, payroll and other taxes.  Except as set forth in the Equity Award Agreements, the Company shall be entitled to deduct or withhold from any amounts payable to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to Executive’s compensation or other payments or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

(e) Executive hereby agrees that except as expressly provided herein, no severance compensation of any kind, nature or amount shall be payable to Executive and except as expressly provided herein, Executive hereby irrevocably waives any claim for severance compensation.

(f) Except as provided in Sections 4(b)(i) and 4(b)(ii) above, all of Executive’s rights pursuant to Section 3 (other than Section 3(h)) shall cease upon the termination of the Employment Period.

(g) Notwithstanding anything herein to the contrary, if, at the time any payment is payable to Executive pursuant to the provisions of Section 4(b)(i) above as a result of Executive’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, the Company or any company in the affiliate group in which the Company’s financial statements are consolidated in accordance with generally accepted accounting principles has a class of equity securities traded on an established domestic or foreign securities market or otherwise including, without limitation, trading on an American exchange only as American Depositary receipts and Executive is designated a “specified person” (as such term is defined in Section 409A of the Code and the regulations promulgated thereunder) on a list prepared by the Company periodically pursuant to Section 409A of the Code and the regulations promulgated thereunder, then during the six month period from and after the date of Executive’s “separation from service” the amount payable to Executive pursuant to the provisions of Section 4(b)(i) of the Employment Agreement shall not exceed the lesser of (x) two times Executive’s annual base compensation or (y) two times the amount determined pursuant to Section 401(a)(17) of the Code, and any excess amount which accrues to Executive during such period shall be withheld during such period and paid to Executive in a lump sum, together with interest at the applicable federal rate in effect on the date of termination under Section 1274(d) of the Code, upon the expiration of six months after the date of “separation from service” (or , if earlier than the end of such six month period, upon Executive’s death).  Any further amounts payable to Executive pursuant to Section 4(b)(i) thereafter accruing shall be paid on their scheduled payment dates.

5. Confidential Information.

(a) Executive acknowledges and agrees that the information, observations and data (including trade secrets) obtained by Executive while employed by the Company and its Subsidiaries concerning the business or affairs of the Company and its Subsidiaries are the confidential information (“Confidential Information”), and the property, of the Company and/or its Subsidiaries.  Without limiting the foregoing, the term “Confidential Information” shall be interpreted as broadly as possible to include all observations, data and other information of any sort that are (i) related to any past, current or potential business of the Company or any of its Subsidiaries or any of their respective predecessors, and any other business related to any of the foregoing, and (ii) not generally known to and available for use by those within the line of business or industry of the Company or by the public (except to the extent such information has become generally known to and available for use by the public as a direct or indirect result of Executive’s acts or omissions) including all (A) Work Product (as defined below); (B) information concerning development, acquisition or investment opportunities in or reasonably related to the business or industry of the Company or any of its Subsidiaries of which Executive is aware or becomes aware during the term of his employment; (C) information identifying or otherwise concerning any current, former or prospective suppliers, distributors, contractors, agents or customers of the Company or any of its Subsidiaries; (D) development, transition, integration and transformation plans, methodologies, processes and methods of doing business; (E) strategic, marketing, promotional and financial information (including all financial statements), business and expansion plans, including plans and information regarding planned, projected and/or potential sales, pricing, discount and cost information; (F) information identifying or otherwise concerning employees, independent contractors and consultants; (G) information on new and existing programs and services, prices, terms, and related information; (H) the terms of this Agreement; (I) all information marked, or otherwise designated, as confidential by the Company or any of its Subsidiaries or which Executive should reasonably know is confidential or proprietary information of the Company or any of its Subsidiaries; (J) all information or materials similar or related to any of the foregoing, in whatever form or medium, whether now existing or arising hereafter (and regardless of whether merely stored in the mind of Executive or employees or consultants of the Company or any of its Subsidiaries, or embodied in a tangible form or medium); and (K) all tangible embodiments of any of the foregoing.

(b) Therefore, Executive agrees that, except as required by law or court order, including, without limitation, depositions, interrogatories, court testimony, and the like (and in such case provided that Executive must give the Company and/or its Subsidiaries, as applicable, prompt written notice of any such legal requirement, disclose no more information than is so required and seek, at the Company’s sole cost and expense, confidential treatment where available and cooperate fully with all efforts by the Company and/or its Subsidiaries to obtain a protective order or similar confidentiality treatment for such information) or in connection with Executive’s performance of his duties hereunder, Executive shall not disclose to any unauthorized person or entity or use for Executive’s own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a direct or indirect result of Executive’s acts or omissions.  Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information (including any Work Product (as defined below)) or the business of the Company and its Subsidiaries which Executive may then possess or have under Executive’s control and if, at any time thereafter, any such materials are brought to Executive’s attention or Executive discovers them in his possession or control, Executive shall deliver such materials to the Company immediately upon such notice or discovery.

6. Intellectual Property, Inventions and Patents.  Executive acknowledges and agrees that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, specifications, designs, analyses, drawings, reports, patents and patent applications, processes, programs, systems, software, firmware, materials, plans, sketches, models, know-how, devices, developments, data, databases, technology, trade secrets, works of authorship, copyrightable works and mask works (whether or not including any confidential information) and all registrations or applications related thereto, all other intellectual property or proprietary information and all similar or related information (whether or not patentable or copyrightable and whether or not reduced to tangible form or practice) which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company or its predecessors and its Subsidiaries (“Work Product”) shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended) and owned exclusively by the Company.  To the extent that any Work Product is not deemed to be “work made for hire” under applicable law, and all right, title and interest in and to such Work Product have not automatically vested in the Company, Executive hereby (A) irrevocably assigns, transfers and conveys, and shall assign transfer and convey, to the full extent permitted by applicable law, all right, title and interest in and to the Work Product on a worldwide basis to the Company (or such other person or entity as the Company shall designate), without further consideration, and (B) waives all moral rights in or to all Work Product, and to the extent such rights may not be waived, agrees not to assert such rights against the Company or its respective licensees, successors or assigns.  Executive shall, at the Company’s expense, execute all documents and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish, confirm, evidence, effectuate, maintain, protect, enforce, perfect, record, patent or register any of the Company’s rights hereunder (including, without limitation, assignments, consents, powers of attorney and other instruments).

7. Non-Compete, Non-Solicitation.

(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges and agrees that during the course of Executive’s employment with the Company and its Subsidiaries Executive shall become familiar with the Company’s trade secrets and with other Confidential Information and that Executive’s services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries, and therefore, Executive agrees that, during his or her employment with the Company and for a period of two (2) years thereafter (the “Non-Compete Period”), Executive shall not directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant or otherwise) own any interest in, operate, invest in, manage, control, participate in, consult with, render services for (alone or in association with any person or entity), in any manner engage in any business activity on behalf of a Competing Business within any geographical area in which the Company or its Subsidiaries operates or plan to operate.  Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.  For purposes of this paragraph, “Competing Business” means each of the following entities, together with their respective subsidiaries and affiliates:  TJ Maxx, Marshalls, Ross Stores, Stein Mart, Century 21, Forman Mills, Schottenstein Stores, Daffy Dan’s, AJ Wright, Bob’s Stores, and TK Maxx.

(b) During the Non-Compete Period, Executive shall not, directly or indirectly, and shall ensure that any person or entity controlled by Executive does not, (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire, directly or through another person, any person (whether or not solicited) who was an executive of the Company or any Subsidiary at any time within the one year period before Executive’s termination from employment, (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, engage in or assist any person or entity in engaging in any Competing Business or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (Executive understands that any person or entity that Executive contacted during the one year period prior to the date of Executive’s termination of employment for the purpose of soliciting sales from such person or entity shall be regarded as a “potential customer” of the Company and its Subsidiaries as to whom the Company has a protectible proprietary interest) or (iv) make or solicit or encourage others to make or solicit directly or indirectly any defamatory statement or communication about the Company or any of its Subsidiaries or any of their respective businesses, products, services or activities (it being understood that such restriction shall not prohibit truthful testimony compelled by valid legal process).

8. Enforcement.

(a) Executive acknowledges and agrees that the Company entered into this Agreement in reliance on the provisions of Sections 5, 6 and 7 and the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the business of the Company and its Subsidiaries and other Confidential Information and goodwill of the Company and its Subsidiaries to the extent and for the periods of time expressly agreed to herein.  Executive acknowledges and agrees that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its Subsidiaries now existing or to be developed in the future.  Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

(b) Notwithstanding any provision to the contrary herein, the Company or its Subsidiaries may pursue, at its discretion, enforcement of Sections 5, 6 and 7 in any court of competent jurisdiction (each a “Court”).

(c) Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.  More specifically, if any Court determines that any of the covenants set forth in Sections 5, 6 and 7 are overbroad or unreasonable under applicable law in duration, geographical area or scope, the parties to this Agreement specifically agree and authorize such Court to rewrite this Agreement to reflect the maximum duration, geographical area and/or scope permitted under applicable law.

(d) Because Executive’s services are unique and because Executive has intimate knowledge of and access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of Sections 5, 6 and 7, and any breach of the terms of Sections 5, 6 and 7 would result in irreparable injury and damage to the Company and its Subsidiaries for which the Company and its Subsidiaries would have no adequate remedy at law.  Therefore, in the event of a breach or threatened breach of Sections 5, 6 and 7, the Company or its successors or assigns, in addition to any other rights and remedies existing in their favor at law or in equity, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from a Court in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), without having to prove damages.  The terms of this Section 8 shall not prevent the Company or any of its Subsidiaries from pursuing any other available remedies for any breach or threatened breach of this Agreement, including the recovery of damages from Executive.

9. Executive’s Representations; Prior Employment.

(a) Executive hereby represents and warrants to the Company that, subject to the acknowledgements and agreements of Company, Parent, and Executive set forth in Section 9(c) below, (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, covenant, restriction, instrument, order, judgment or decree to which Executive is a party or by which he is bound (including any arising out of any prior employment), (ii) Executive is not a party to or bound by any contract, agreement, covenant, restriction, instrument, order, judgment or decree with any other person or entity (including any arising out of any prior employment) that would restrict Executive from performing the services contemplated hereunder, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

(b) Executive hereby agrees that he shall not improperly use or disclose confidential information or trade secrets, if any, of any former employers or any other person or entity to whom Executive owes an obligation of confidentiality, and that he shall not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person or entity to whom Executive owes an obligation of confidentiality.

(c) The Company and Parent acknowledge that Executive previously entered into an employment agreement, dated August 1, 2006, with his former employer (the “Prior Employer”) which contains restrictive covenants among other provisions that have been disclosed to the Company and Parent.  Executive has informed the Prior Employer prior to Executive’s entering into this Agreement of his decision to accept employment with the Company and that he will be acting as the President and Chief Executive Officer of the Company.  Executive has not been informed of, and Executive has no knowledge of, any objection on the part of the Prior Employer to his decision to accept employment with the Company or act as its President and Chief Executive Officer, and Executive is entering into a separation agreement with the Prior Employer which confirms that no such objection exists.  Executive shall keep the Company informed regarding any communications, whether written or oral, that he receives from his Prior Employer and which concern his decision to accept employment with the Company and act as its President and Chief Executive Officer, and Executive shall not amend or modify any provision of the separation agreement he is entering into with the Prior Employer which would have a material adverse effect on Company or Parent.

(d) In the event that the Prior Employer threatens or asserts any claim that Executive, by accepting the position of, and acting as, the President and Chief Executive Officer of the Company, has breached or violated any employment, non-competition, confidentiality, or other similar agreement that would materially limit Executive’s ability to perform any of his duties under this Agreement or subject Executive to legal expenses or liability for damages, (collectively, “Prior Employer Claims”), the Company shall indemnify and hold harmless Executive (and his heirs, legatees and distributees in the event of his death) against any damages, amounts paid in settlement and expenses (including legal fees and expenses) incurred by Executive and arising from any such Prior Employer Claims.  The Company shall have the right to select any counsel reasonably acceptable to Executive to represent Executive in connection with any Prior Employer Claims, and the Company shall have the right to settle or compromise any Prior Employer Claim indemnified hereby.

(e) In the event that the Prior Employer brings any Prior Employer Claims, the Company shall have the option to terminate Executive’s employment with the Company.  In the event of any such termination, and notwithstanding anything in this Agreement to the contrary, (i) Executive shall have the right to receive the benefits set forth in Sections 4(b)(i)(1), 4(b)(i)(2), and 4(b)(i)(4) (except that for purposes of this Section 9(e), the phrase “second (2nd) anniversary” in Section 4(b)(i)(4) shall be replaced with “first (1st) anniversary”), subject to compliance by him with the other applicable provisions of Section 4 (including Sections 4(b) and 4(c)), (ii) Executive shall continue to be entitled to the benefit of the indemnification set forth in Section 3(h) (including directors and officers liability insurance) and  Section 9(d) above, and (iii) Executive shall not have the right to any other payments, bonuses, or benefits of any kind following such termination, and all of Executive’s right, title, and interest in all of the equity securities and other benefits granted to him pursuant to this Agreement and the Equity Award Agreements shall be cancelled in their entirety without any consideration payable in connection therewith and without regard to any of the provisions of such agreements that would otherwise apply in such circumstances.

(f) EXECUTIVE HEREBY ACKNOWLEDGES, AGREES AND REPRESENTS THAT EXECUTIVE HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING EXECUTIVE’S RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT AND THE TERMS OF THE RELEASE ATTACHED AS EXHIBIT A AND THAT EXECUTIVE FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN AND THEREIN.

10. Survival.  Sections 3(h) and (k) and Sections 4 through 23, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

11. Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service with confirmation of delivery, sent by facsimile (with evidence of transmission) or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

To Executive:

Thomas Kingsbury
At the last known New Home (or subsequent residence) address set forth on the personnel records of the Company

To the Company:

Burlington Coat Factory Warehouse Corporation

1830 Route 130

Burlington, New Jersey 08016

Attention: General Counsel

Facsimile No.:  (609) 239-9675

with copies (which shall not constitute notice) to:

Bain Capital Partners, LLC

111 Huntington Avenue

Boston, Massachusetts 02199

Attention: Jordan Hitch

Facsimile No.: (617) 516-2010

Kirkland & Ellis LLP

200 E. Randolph Dr.

Chicago, IL 60601

Attention:      Matthew E. Steinmetz, P.C.
                        Matthew J. Richards

Facsimile No.:  (312) 861-2200

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when personally delivered, one (1) business day following delivery to the overnight courier service, if given by facsimile, when such facsimile is transmitted to the applicable fax number specified above and the appropriate facsimile confirmation is received, or if so mailed, on receipt.

12. Complete Agreement.  This Agreement and those other documents expressly referred to herein embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

13. Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

14. Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company, Parent, and their respective heirs, successors and assigns; provided, that the services provided by Executive under this Agreement are of a personal nature and rights and obligations of Executive under this Agreement shall not be assignable.

15. Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

16. Consent to Jurisdiction.  EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN THE CITY AND STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH IN SECTION 11 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 16.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE STATE OR FEDERAL COURTS LOCATED IN THE CITY AND STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

17. Waiver of Jury Trial.  AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

18. Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

19. Key Man Life Insurance.  The Company may apply for and obtain and maintain a key man life insurance policy in the name of Executive together with other executives of the Company in an amount deemed sufficient by the Board, the beneficiary of which shall be the Company.  Executive shall submit to physical examinations and answer reasonable questions in connection with the application and, if obtained, the maintenance of, as may be required, such insurance policy, the findings of which shall be held in the strictest confidence and used exclusively for the purpose of obtaining such insurance.

20. Executive’s Cooperation.  During the Employment Period and thereafter, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).  In the event the Company requires Executive’s cooperation in accordance with this section after the termination of the Employment Period, the Company shall reimburse Executive for all of Executive’s reasonable costs and expenses incurred, in connection therewith, plus pay Executive a reasonable amount per day for Executive’s time spent.

21. Stockholders Agreement; Buyback Valuation, etc.

(a) Executive hereby agrees that he shall be party to, and bound by all of the terms and provisions of, that certain Stockholders Agreement, dated as of April 13, 2006, by and among Parent, the Investors (as such term is defined therein), and the other Stockholders (as such term is defined therein) party thereto (the “Stockholders Agreement”).  Executive shall be deemed to be a “Manager” for purposes of the Stockholders Agreement and shall, except to the extent otherwise set forth herein, have all the rights of, and be subject to all of the obligations of, a Manager as set forth in the Stockholders Agreement.

(b) In the event of any exercise of the Company Call Option (as such term is defined in the Stockholders Agreement) with respect to Executive, Parent shall simultaneously deliver to Executive its determination of Fair Market Value (as such term is defined in the Stockholders Agreement) for purposes of such exercise (the “Parent Valuation Notice”).  Executive may, at his option, elect to dispute any Parent Valuation Notice by delivering written notice thereof (an “Executive Dispute Notice”) to Parent within twenty-one (21) business days of the date of transmission of such Parent Valuation Notice; provided, that any Executive Dispute Notice must include Executive’s determination of Fair Market Value.  If Executive does not timely deliver an Executive Dispute Notice in compliance with the provisions of this Section 21(b), then the applicable Parent Valuation Notice shall be final and binding.

(c) In the event of any proper delivery of an Executive Dispute Notice, Executive and Parent shall negotiate in good faith for a period of fifteen (15) business days to resolve their dispute.  Any agreement between Executive and Parent regarding an Executive Dispute Notice shall be in writing executed by the parties and thereupon shall be final and binding.  In the event Executive and Parent are unable to resolve their dispute following such fifteen (15) business day period, such dispute shall be resolved as set in Section 21(d) below.

(d) Any dispute regarding an Executive Dispute Notice shall be resolved as follows.  Within ten (10) business days following the expiration of the period set forth in Section 21(c) above, Parent shall select an independent investment bank, valuation firm, or other similar person experienced in the valuation of securities and who is reasonably acceptable to Executive to act as an arbitrator for the parties; provided, that if Parent and Executive are unable to agree, in good faith, on the identity of such person, then each of Parent and Executive shall select an independent investment bank, valuation firm, or other similar person experienced in the valuation of securities, and the two persons so selected shall select a third independent investment bank, valuation firm, or other similar person experienced in the valuation of securities, and the third such person so selected shall act as the arbitrator for the parties.  The person so selected to act as arbitrators shall be the “Arbitrator”.  The Arbitrator shall conduct its Arbitration, (i) pursuant to the rules of the American Arbitration Association, and (ii) so that a final determination of Fair Market Value (the “Final Determination”) is rendered no later than forty-five (45) days following the selection of the Arbitrator.  The Final Determination shall no be greater than the greatest value claimed by either party nor lower than the lowest value claimed by either party.  The Final Determination shall be final and binding on the parties.

(e) Each party shall bear their own fees and expenses resulting from the delivery of any Executive Dispute Notice; provided, that the fees and expenses of the Arbitrator shall be allocated between the parties based on their relative success in the Final Determination.  For example, if Parent asserts that Fair Market Value is $90, and Executive asserts that Fair Market Value is $100, and the Final Determination states that Fair Market Value is $94, then Parent shall bear 40% (i.e., ($94-$90)/($100-$90)) of the fees and expenses of the Arbitrator and Executive shall bear 60% (i.e., ($100-$94)/($100-$90)) of the fees and expenses of the Arbitrator.

(f) Notwithstanding any to the contrary in the Stockholders Agreement, if the Fair Market Value is finally determined pursuant to the dispute resolution process set forth in this Section 21 to be an amount at least ten percent (10%) greater than the valuation set forth in the applicable Parent Valuation Notice, then the person or persons exercising the Company Call Option shall have the right to revoke such exercise by giving written notice thereof no later than fifteen (15) business days following the final determination of Fair Market Value, which revocation shall be irrevocable and the Company Call Right under the Stockholders Agreement shall thereupon in all respects terminate.

(g) Notwithstanding anything to the contrary in the Stockholders Agreement, any deadlines for the closing of any purchase pursuant to the Company Call Option shall be tolled during the resolution of the dispute process set forth in this Section 21.

22. Excise Tax Payments.

(a) If it shall be determined that any benefit provided to Executive, or payment or distribution by or for the account of the Company or Parent, or any other amounts in the nature of compensation, to or for the benefit of Executive, in each case pursuant to this Agreement, any of the Equity Award Agreements or any other plan, arrangement or agreement with the Company or any affiliate, and occurring after an Initial Public Offering (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax resulting from any action or inaction by the Company or Parent (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) from the Company in an amount such that after payment by Executive of the Excise Tax and all other federal, state and local income, employment, excise and other taxes that are imposed on the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (A) the Excise Tax imposed upon the Payments and (B) the product of any deductions disallowed because of the inclusion of the Gross-up Payment in Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made.

(b) Subject to the provisions of Section 22(c), all determinations required to be made under this Section 22, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent, certified public accounting firm or such other certified public accounting firm as may be designated by Executive and shall be reasonably acceptable to the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company.  If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a change in the ownership or effective control (as defined for purposes of Section 280G of the Code) of the Company, Executive shall appoint another nationally recognized accounting firm which is reasonably acceptable to the Company to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 22, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm’s determination.  Subject to Section 22(c), any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that additional Gross-Up Payments shall be required to be made to compensate Executive for amounts of Excise Tax later determined to be due, consistent with the calculations required to be made hereunder (an “Underpayment”).  If the Company exhausts its remedies pursuant to Section 22(c) and Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

(c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that they desire to contest such claim, Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (iii) cooperate with the Company in good faith effectively to contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties incurred in connection with such contest) and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

23. Executive’s Legal Fees.  The Company shall pay the reasonable, documented fees and expenses of one counsel retained by Executive in connection with the negotiation and preparation of this Agreement and the Equity Award Agreements.

*   *   *   *   *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION

By:           /s/ Paul Tang
Name: Paul Tang
Title: EVP

BURLINGTON COAT FACTORY HOLDINGS, INC.

By:           /s/ Paul Tang
Name: Paul Tang
Title: EVP

/s/ Thomas Kingsbury
Thomas Kingsbury

Exhibit A

GENERAL RELEASE

I, Thomas Kingsbury, in consideration of and subject to the performance by Burlington Coat Factory Warehouse Corporation, a Delaware corporation (together with its subsidiaries, the “Company”), of its obligations with respect to the payment of severance pursuant to Sections 4(b)(i)(3), 4(b)(i)(4) and 4(b)(i)(5) of the Employment Agreement, dated as of December 2, 2008 (the “Agreement”) and this General Release (the “General Release”), do hereby release and forever discharge as of the date hereof the Company, its subsidiaries and affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Companies and their subsidiaries and affiliates and the Company’s direct and indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.
I understand that any payments paid to me under Sections 4(b)(i)(3), 4(b)(i)(4) and 4(b)(i)(5) of the Agreement represent consideration for signing this General Release and are not salary or wages to which I was already entitled. I understand and agree that I will not receive the payments specified in Sections 4(b)(i)(3), 4(b)(i)(4) and 4(b)(i)(5) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release or Sections 5, 6 or 7 of the Agreement.  Such payments will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.  I also acknowledge and represent that I have received all salary, wages and bonuses that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.
Except as provided in paragraphs 4, 12 and 13 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.
I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my engagement and employment by, and separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.
In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to make any payments pursuant to the terms of Sections 4(b)(i)(3), 4(b)(i)(4) and 4(b)(i)(5) of the Agreement.  I further agree that in the event I should bring a Claim seeking damages against the Company or any other Released Party, or in the event I should seek to recover against the Company or any other Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6.
I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.
I agree that I will forfeit all amounts payable by the Company pursuant to Sections 4(b)(i)(3), 4(b)(i)(4), and 4(b)(i)(5) of the Agreement if I challenge the validity of this General Release.  I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will return all severance payments received by me pursuant to Sections 4(b)(i)(3), 4(b)(i)(4), and 4(b)(i)(5) of the Agreement.

8.
I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other advisor I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9.
Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

10.
I agree that, as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data other than such documents as are generally or publicly known; provided, that such documents are not known as a result of my breach or actions in violation of the Agreement or this General Release.

11.
Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof or any other rights or claims I may have against the Company or any Released Party arising after the date hereof.

12.
Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.	As set forth in Section 10 of the Agreement, Sections 4 through 20 of the Agreement, inclusive, survived the termination of my employment and are incorporated herein and made part hereof.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963 AND THE AMERICANS WITH DISABILITIES ACT OF 1990;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)
I HAVE HAD AT LEAST 21 DAYS (OR 45 DAYS, AS REQUIRED BY LAW) FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON _______________ __, _____ TO CONSIDER IT AND THE CHANGES MADE SINCE THE _______________ __, _____ VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY (OR 45-DAY, AS APPLICABLE) PERIOD;

(vi)	ANY CHANGES TO THE AGREEMENT SINCE DECEMBER 2, 2008 EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(vii)
I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED WITHOUT NOTICE OF ANY SUCH REVOCATION HAVING BEEN RECEIVED BY THE COMPANY;

(viii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(ix)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:  _____________                                                                           ____________________________________

Thomas Kingsbury